Exhibit 23.4


                        CONSENT OF INDEPENDENT ACCOUNTANT

           I consent to the inclusion in this Registration Statement of Tower Realty Trust, Inc. (the "Company") on Form S-3 being filed under Securities Act of 1933 of my report, dated February 4, 1998, on my audit of the financial statements of the property located at 810 Seventh Avenue, New York, New York (the "Property") for the year ended December 31, 1996, and my report on the unaudited interim financial statements of the Property for the period January 1, 1997 to October 22, 1997, which reports are included in the Company's Current Report on Form 8-K/A, dated March 2, 1998. I also consent to the reference to myself under the caption "Experts."


/s/ Frank J. Stella, Jr.

FRANK J. STELLA, JR., CPA

Great Neck, New York
April 21, 1999